PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064



January 30, 2001


Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, NW
Washington, D.C. 20549


Re:      Whitehall Funds Trust
         Registration No. 33-83430
         CIK No. 000929189
         Post-Effective Amendment No. 15

Dear Sirs:

                  It is our opinion that the securities being registered will when sold, be legally issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No.15 and consent to the reference to our firm as Counsel in Post-Effective Amendment No. 15 to Registration No. 33-83430.

Very truly yours,


/S/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
Paul, Weiss, Rifkind, Wharton & Garrison